Agrium Inc. 13131 Lake Fraser Drive S.E. Calgary, Alberta, Canada T2J 7E8

September 12, 2016

Alberta Securities Commission

Autorité des marchés financiers

British Columbia Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan – Securities Division

Financial and Consumer Services Commission (New Brunswick)

The Manitoba Securities Commission

Nova Scotia Securities Commission

Ontario Securities Commission

Office of the Superintendent of Securities (Prince Edward Island)

Office of the Superintendent of Securities, Service Newfoundland & Labrador

The Toronto Stock Exchange

The New York Stock Exchange, Inc.

Securities and Exchange Commission

Re:	Agrium Inc.
Notice of Meeting and Record Dates

We are writing pursuant to National Instrument 54-101 “Communication with Beneficial Owners of Securities of a Reporting Issuer” to notify you of the following dates in connection with the Special Meeting of Securityholders of Agrium Inc.:

a)	Meeting Type:	Special Meeting
b)	Securities Entitled to Notice:	Common and
Voting Options
c)	Securities Entitled to Vote:	Common and
Voting Options
d)	CUSIP Number:	008916108
e)	ISIN Number:	CA0089161081
f)	Record Date for Notice:	September 22, 2016
g)	Record Date for Voting:	September 22, 2016
h)	Beneficial Ownership Determination Date:	September 22, 2016
i)	Meeting Date:	November 3, 2016
j)	Meeting Location:	Calgary, Alberta
k)	Issuer mailing directly to non objecting beneficial owners:	No
l)	Issuer will pay for objecting beneficial owner material distribution:	Yes
m)	Issuer using notice-and-access for registered investors:	No
n)	Issuer using notice-and-access for non-registered investors:	No

Per:	“Gary J. Daniel”
Gary J. Daniel
Corporate Secretary
& Senior Legal Counsel